As filed with the Securities and Exchange Commission on February 12, 2020 Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

BIOCARDIA, INC.
(Exact name of Registrant as specified in its charter)

Delaware	23-2753988
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

125 Shoreway Road, Suite B San Carlos, California 94070
(Address, including zip code, of principal executive offices)

2016 Equity Incentive Plan
(Full title of the plan)

Peter Altman President and Chief Executive Officer BioCardia, Inc. 125 Shoreway Road, Suite B San Carlos, California 94070 (650) 226-0120
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Michael J. Danaher Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer
☒ Non-accelerated filer	☒ Smaller reporting company ☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1) (2)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.001 par value: Issued or reserved for issuance under the 2016 Equity Incentive Plan	762,824	(3)	$4.45	(4)	$3,394,566.80	$440.61
Total	762,824				$3,394,566.80	$440.61

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the common stock that become issuable under the Registrant’s 2016 Equity Incentive Plan (the “2016 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of common stock.

(2)

Unless otherwise noted, all share amounts reflected in this Form S-8 Registration Statement reflect amounts on a post-reverse stock split basis, after giving effect to the one-for-nine reverse stock split approved by the Board of Directors and stockholders of the Registrant that became effective June 6, 2019.

(3)

Represents (i) 193,827 shares of common stock that were automatically added to the shares reserved and available for issuance under the 2016 Plan on January 1, 2019, pursuant to an “evergreen” provision contained in the 2016 Plan, (ii) 300,000 shares of common stock that were added to the 2016 Plan pursuant to a share reserve increase approved by the Registrant’s stockholders on November 26, 2019, and (iii) 268,997 shares of common stock that were automatically added to the shares reserved and available for issuance under the 2016 Plan on January 1, 2020, pursuant to an “evergreen” provision contained in the 2016 Plan. The number of shares of common stock reserved for issuance pursuant to future awards under the 2016 Plan will be increased on the first day of each fiscal year in an amount equal to the least of (i) 268,997 shares of common stock, (ii) 4% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such number of shares of common stock determined by the Registrant’s board of directors.

(4)

The proposed maximum offering price per share was estimated in accordance with Rule 457(h) under the Securities Act, solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices per share of the Registrant’s common stock as reported on the Nasdaq Capital Market on February 10, 2020, which was $4.45 per share.

REGISTRATION OF ADDITIONAL SECURITIES

PURSUANT TO GENERAL INSTRUCTION E

This Registration Statement on Form S-8 (the “Registration Statement”) registers additional shares of Common Stock of BioCardia, Inc. (the “Registrant”) to be issued pursuant to the Registrant’s 2016 Equity Incentive Plan (the “2016 Plan”). The number of shares of common stock reserved for issuance pursuant to future awards under the 2016 Plan will be increased on the first day of each fiscal year in an amount equal to the least of (i) 268,997 shares of common stock, (ii) 4% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such number of shares of common stock determined by the Registrant’s board of directors.

On January 1, 2019, the number of shares of the Registrant’s common stock available for grant and issuance under the 2016 Plan increased by 193,827 shares. Such additional shares of Common Stock have become reserved for issuance as a result of the operation of the “evergreen” provision of the 2016 Plan. On November 26, 2019, the number of shares of the Registrant’s common stock available for grant and issuance under the 2016 Plan was increased by 300,000, pursuant to a share reserve increase approved by the Registrant’s stockholders. On January 1, 2020, the number of shares of the Registrant’s common stock available for grant and issuance under the 2016 Plan increased by 268,997 shares. Such additional shares of Common Stock have become reserved for issuance as a result of the operation of the “evergreen” provision of the 2016 Plan. Accordingly, the contents of the Registrant’s Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on February 8, 2017 (No. 333-215968), and April 20, 2018 (No. 333-224368) are incorporated herein by reference pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information heretofore filed with the Commission:

(a)	the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2018, filed with the SEC on April 2, 2019;

(b)

the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 filed with the SEC on May 15, 2019, for the quarter ended June 30, 2019 filed August 14, 2019, and for the quarter ended September 30, 2019 filed November 19, 2020;

(c)

all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Registrant’s filing referred to in (a) above (except to the extent information contained in Current Reports on Form 8-K therein that is furnished and not filed); and

(d)

the description of the Registrant’s common stock is contained in the Registrant’s registration statement on Form 8-A filed with the Commission on July 23, 2019 pursuant to Section 12(b) of the Exchange Act, including any amendment or report updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Certain members of, and investment partnerships comprised of members of, and persons associated with, Wilson Sonsini Goodrich & Rosati, Professional Corporation, own an interest representing less than one percent of the outstanding shares of the Registrant’s common stock.

Item 6.	Indemnification of Directors and Officers

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for breaches of the director’s duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, authorizations of the payments of a dividend or approval of a stock repurchase or redemption in violation of Delaware corporate law or for any transactions from which the director derived an improper personal benefit.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with a threatened, pending, or completed action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with defense or settlement of such action or suit and no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. In addition, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding described above (or claim, issue, or matter therein), such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be advanced by the corporation upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by the corporation under Section 145 of the General Corporation Law of the State of Delaware.

The Registrant’s amended and restated certificate of incorporation provides for the indemnification of the Registrant’s directors to the fullest extent permissible under Delaware General Corporation Law. The Registrant’s amended and restated bylaws provide for the indemnification of the Registrant’s directors and officers to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into indemnification agreements with its directors and officers, and the Registrant maintains insurance policies insuring its directors and officers against certain liabilities that they may incur in their capacity as officers and directors of the Registrant.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description
4.1	Specimen common stock certificate of the Registrant (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed October 27, 2016)
4.2	2016 Equity Incentive Plan (incorporated herein by reference to Exhibit 4.6 to the Registrant’s Registration Statement on Form S-8 filed February 8, 2017)
4.3	Form of Stock Option Agreement under 2016 Equity Incentive Plan (incorporated herein by reference to Exhibit 4.7 to the Registrant’s Registration Statement on Form S-8 filed February 8, 2017)
4.4	Form of Restricted Stock Unit Agreement under 2016 Equity Inventive Plan (incorporated herein by reference to Exhibit 4.8 to the Registrant’s Registration Statement on Form S-8 filed February 8, 2017)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (contained on signature page hereto)

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Carlos, State of California on February 12, 2020.

BIOCARDIA, INC.

By:	/s/ Peter Altman
Peter Altman
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Altman and David McClung, jointly and severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of BioCardia, Inc., and any or all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter Altman, Ph.D.	President and Chief Executive Officer and	February 12, 2020
(Peter Altman, Ph.D.)	Director (Principal Executive Officer)

/s/ David McClung	Chief Financial Officer (Principal	February 12, 2020
(David McClung)	Financial and Accounting Officer)

/s/ Simon H. Stertzer	Chairman of the Board	February 12, 2020
(Simon H. Stertzer)

/s/ Fernando L. Fernandez	Director	February 12, 2020
(Fernando L. Fernandez)

/s/ Richard Krasno	Director	February 12, 2020
(Richard Krasno)

/s/ Jay M. Moyes	Director	February 12, 2020
(Jay M. Moyes)

/s/ Richard P. Pfenniger, Jr.	Director	February 12, 2020
(Richard P. Pfenniger, Jr.)

/s/ Jim Allen	Director	February 12, 2020
(Jim Allen)

/s/ Andrew Blank	Director	February 12, 2020
(Andrew Blank)